Exhibit 10.2

DOLLAR FINANCIAL CORP.

SUPPLEMENTAL EXECUTIVE CONDITIONAL DEFERRED AWARD PLAN FOR U.K. PARTICIPANTS

(as amended and restated effective January 1, 2009)

U.K. PARTICIPANTS — IMPORTANT — SEE INFORMATION AT ARTICLE 11 BELOW

This Plan document has been approved for the purposes of section 21 of the Financial Services and Markts Act 2000 by Blevins Franks Financial Mangement Limited (reference 179731), Barbican
House, 26-34 Old Street, London EC1V 9QQ, which is authorised and regulated by the Financial
Services Authority.

Dollar Financial Corp., a Delaware Corporation (the “Company”), hereby amends and restates this Supplemental Executive Conditional Deferred Award Plan for U.K. Participants (the “Plan”), effective as of January 1, 2009, in order to continue to provide members of a select group of individuals in the employ of the Company’s U.K. subsidiary, Dollar Financial UK Limited (“Dollar U.K.”) with an opportunity to receive in a year subsequent to that in which it is awarded any or all discretionary bonus compensation which the Company may in its sole and absolute discretion determine to award such individuals for their contributions to the performance of the Company.

ARTICLE 1

Definitions

1.1. Account(s) shall mean a notional conditional account established pursuant to Article 3 of the Plan, maintained on the books and records of the Company, for the Participant pursuant to Article 3 of the Plan and any additional notional conditional sub-accounts established by the Administrator.

1.2. Administrator shall mean the Company. From time to time the Chief Executive Officer of the Company shall delegate to one or more individuals or to a committee the responsibilities of the Administrator under the Plan.

1.3. Beneficiary shall mean the person(s) or entity designated as such in accordance with Article 8 of the Plan.

1.4. Bonus shall mean a discretionary bonus declared by the Company in an amount, if any, determined in the sole and absolute discretion of the Company.

1.5. Cause shall mean any action, matter or thing, including but not limited to an act of gross misconduct, which would permit Dollar U.K. to terminate the Participant’s employment with Dollar U.K. without notice.

1.6. Company shall have the meaning given to such term in the introductory paragraph of the Plan.

1.7. Crediting Rate shall mean the notional income, gains and losses notionally credited to the Participant’s notional Account balance which are based on the Participant’s choice among the investment alternatives made available by the Administrator pursuant to Article 3 of the Plan.

1.8. Deferral Payment Date shall mean the date on which there is to be distributed to the Participant or on his behalf a conditional deferred Bonus amount and any notional income, gains and losses notionally credited thereto in accordance with the Plan.

1.9. Disability shall mean (i) the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Participant is receiving income replacement benefits for a period of not less than three (3) months under any relevant insurance plan or scheme covering employees of Dollar U.K. The Administrator may require that the Participant submit to an examination by a competent physician or medical clinic selected by the Administrator on an annual basis to confirm Disability.

1.10. Eligible Employee shall mean an employee of Dollar U.K. who is selected by the Administrator to be eligible to participate in the Plan. In no event, however, shall any individual who holds the position of Director of Dollar U.K. be an Eligible Employee.

1.11. Election Form shall mean the written agreement to make a deferral submitted by the Participant to the Administrator on a timely basis pursuant to Article 2 of the Plan. The Participant Election Form may take the form of an electronic communication followed by appropriate written confirmation according to specifications established by the Administrator.

1.12. FSA shall mean the Financial Services Authority, the U.K. independent financial watchdog, set up by the U.K. Parliament.

1.13. FSMA shall mean the U.K. Financial Services and Markets Act 2000.

1.14. Participant shall mean an Eligible Employee who has elected to participate and has completed an Election Form pursuant to Article 2 of the Plan.

1.15. Plan Year shall mean the calendar year.

1.16. Termination of Employment shall mean the termination of the Participant’s employment with Dollar U.K. for any reason whatsoever, whether voluntary or involuntary, including for Cause or as a result of the Participant’s retirement, Disability or death.

1.17. U.K. shall mean the United Kingdom.

1.18. Valuation Date shall mean the date through which earnings are credited and shall be as close to the payout or other event triggering valuation as is administratively feasible but in no event earlier than the last day of the month preceding the month in which the payout or other event triggering valuation occurs.

ARTICLE 2

Participation

2.1. Bonus Awards. In each Plan Year, the Company may award a Bonus or Bonuses to the Participant of such amount and under such circumstances as the Company shall determine. Any Bonus awarded to the Participant under the Plan shall be notionally credited to a separate notional sub-account of the Participant’s notional Account and shall be subject to a vesting schedule determined by the Company at the time the Bonus is awarded. The Participant shall have no right to the notional sub-account balance or to notional accrued income, gains and losses on such notional sub-account balance and this amount shall not become due and payable until the applicable vesting schedule is satisfied or the applicable Deferral Payment Date if later.

2.2 Deferral Election. In each Plan Year the Participant may elect to defer receipt of any Bonus which may in the discretion of the Company be awarded to the Participant in the subsequent Plan Year to a time which is beyond the applicable vesting date(s) for such Bonus. In order to make a deferral, an Eligible Employee must submit an Election Form to the Administrator designating the percentage amount of any such Bonus the Participant wishes to defer, the form (lump sum or installments) in which such Bonus and all notional earnings thereon shall be distributed and the Deferral Payment Date(s) chosen as permitted in Article 6. All elections must provide for distribution of the Participant’s notional conditional Account balance to be made at a time and in a form that is consistent with Article 6, the distribution options made available under the Plan and applicable law. All elections must be received by the Company prior to the commencement of the Plan Year in which the Bonus may be awarded (the “Enrollment Period”). The Participant must submit a new Election Form during the Enrollment Period for each Plan Year in order to make the Participant’s deferral election for any Bonus which may be awarded to the Participant in a subsequent Plan Year.

2.3 Participant Election Irrevocable. Once the Participant makes an election to defer receipt of Bonus compensation which may be awarded in the subsequent Plan Year beyond the applicable vesting date, the election and the terms and conditions of such election shall be irrevocable.

ARTICLE 3

Notional Accounts

3.1. Participant Notional Accounts. One notional Account shall be maintained for the Participant. For each Bonus awarded with respect to which an Election Form has been submitted a notional sub-account of the Participant’s notional Account shall be created which shall be notionally credited with the all or part of any Bonus awarded to the Participant in accordance with the Participant’s Election Form. Accounts shall be deemed to be credited with notional gains or losses as provided in Section 3.3 from the date the deferral is credited to the notional Account through the Valuation Date.

3.2. Vesting of Notional Accounts. Subject always to any timely deferral election under this Plan, amounts notionally credited to the Participant’s notional Account, including notional earnings thereon, shall vest at such time and under such terms and conditions as may be specified by the Administrator at the time the particular Bonus is awarded.

3.3. Crediting Rate. The Crediting Rate on amounts in the Participant’s notional Account shall be based on the Participant’s choice among the investment alternatives made available from time to time by the Administrator. The Administrator shall establish a procedure by which the Participant may elect to have the Crediting Rate based on one or more investment alternatives and by which the Participant may change investment elections not less frequently than quarterly. The Participant’s notional Account balance shall reflect the investments selected by the Participant. If an investment selected by the Participant sustains a loss, the Participant’s notional Account shall be reduced to reflect such loss. The Participant’s choice among investments shall be solely for purposes of calculation of the Crediting Rate. The Company shall have no obligation to set aside or invest any funds to meet its contractual obligations to the Participant and, if the Company elects to invest funds as selected by the Participant, the Participant shall have no right to such investments; the Participant’s rights shall remain those of any other unsecured general creditor of the Company. During any installment payout, the Participant’s notional Account shall continue to be notionally credited at the Crediting Rate selected by the Participant from among the investment alternatives or rates made available by the Administrator for such purpose. Installment payments shall be recalculated annually by dividing the notional Account balance by the number of payments remaining without regard to anticipated notional earnings or in any other reasonable manner as may be determined from time to time by the Administrator.

3.4. Statement of Notional Accounts. The Administrator shall provide each Participant with statements at least annually setting forth the Participant’s notional Account balance as of the end of each year.

3.5 Forfeiture of Notional Account Balance. The Participant shall cease to be a Participant and shall immediately forfeit the contractual right to receive the entire notional Account balance, whether vested or unvested, should the Participant’s employment with Dollar U.K. be terminated by Dollar U.K. for Cause or should the Participant attempt to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he may expect to receive, contingently or otherwise, under the Plan.

ARTICLE 4

Death Benefits

4.1. Survivor Benefit. If the Participant dies prior to complete distribution of the Participant’s notional Account, the Company shall pay to the Participant’s Beneficiary a death benefit equal to the total balance on death of the Participant’s notional Account credited with notional earnings as provided in Article 3 through the Valuation Date. The death benefit shall be paid in a single lump sum following the date the Participant’s death is established by reasonable documentation.

ARTICLE 5

Hardship and Disability

5.1. Hardship and Disability. In the event of an unforeseen emergency that is a significant life event prior to the commencement of distribution of amounts in the Participant’s notional Account or during the course of payment of benefits by installments, the Participant or the designated Beneficiary may apply to the Company to receive an amount not exceeding the amount the Company is then contractually obligated to pay the Participant that is reasonably needed to satisfy the emergency needs. If such application for withdrawal is approved by the Company, the Company shall pay to the Participant or the Beneficiary such amount as the Company deems necessary to meet the emergency needs. An unforeseen emergency includes only Disability and circumstances of sudden unexpected emergency that would cause great hardship to the Participant or Beneficiary if no payment were made before the Deferral Payment Date provided that such Disability and emergency are deemed to be significant life events. The emergency must be beyond the Participant’s or Beneficiary’s control and payment may not be made to the extent that such hardship may be relieved by other financial resources reasonably available to the Participant or Beneficiary, including salary and benefits from Dollar U.K., insurance reimbursement, cessation of deferrals under the Plan or liquidation of other assets.

ARTICLE 6

Deferral Payment Dates

6.1. Election. The Participant shall make a selection on the Election Form at the time of making a Bonus deferral of the Deferral Payment Date(s) for that Bonus from the Participant’s notional sub-account created for that Bonus, including any notional income, gains and losses notionally credited thereon. The Participant may elect a Deferral Payment Date in January of any Plan Year after the fifth (5th) Plan Year (or any other later Plan Year determined by the Company for that Bonus) beginning after the Enrollment Period in which such Deferral Payment Date is elected and may elect to have such sub-account paid in a lump sum or in equal annual installment payments over a period of up to five (5) years commencing on the Deferral Payment Date.

6.2. Timing of Distributions. The distributions shall be paid by the Company to the Participant in the form elected by the Participant beginning no later than the last day of January of the Plan Year elected by the Participant in the Participant Election Form.

ARTICLE 7

Amendment and Termination of Plan

7.1. Amendment or Termination of Plan. Except as otherwise provided in Section 8.1, the Company may, at any time, without the Participant’s consent, direct the Administrator to amend or terminate the Plan, except that no such amendment or termination may reduce the Participant’s notional Account balances as at the date of such amendment or termination other than in conjunction with the termination of the Participant’s employment by Dollar U.K. for Cause or in conjunction with an attempt by the Participant to alienate benefits under the Plan. If the Company terminates the Plan, no further amounts shall be deferred hereunder, and amounts previously deferred shall be fully vested and shall be paid in accordance with the provisions of the Plan prior to the termination.

ARTICLE 8

Beneficiaries

8.1. Beneficiary Designation. The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant’s death. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.

8.2. Revision of Designation. The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage (other than a common law marriage) of the Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant’s new spouse has previously been designated as Beneficiary.

8.3. Absence of Valid Designation. If the Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrator shall direct the distribution of such benefits to the Participant’s estate.

ARTICLE 9

Administration/Claims Procedures

9.1. Administration. The Plan shall be administered by the Administrator, which shall have the exclusive right (i) to interpret the Plan, (ii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (iii) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (iv) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Administrator with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby. No member of the Administrator shall be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Administrator from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

9.2. Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Administrator setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrator shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim, and (iv) an explanation of the procedure for further reviewing the denial of the claim.

9.3. Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review shall be undertaken by the Administrator and shall be a full and fair review. The claimant shall have the right to review all pertinent documents. The Administrator shall issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

ARTICLE 10

Conditions Related to Benefits

10.1. Nonassignability. The benefits provided under the Plan may not be alienated, anticipated, commuted, encumbered, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. The benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishment or executions to the fullest extent allowed by law.

10.2. No Right to Company Assets. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Company having no special or prior right to any assets of the Company for payment of any obligations hereunder.

10.3. Protective Provisions. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Participant refuses to so cooperate, the Company shall have no further obligation to accept or administer additional deferrals under the Plan. In the event of the Participant’s suicide during the first two (2) years in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits shall be payable to the Participant under the Plan, except that benefits may be payable in a reduced amount in the sole discretion of the Administrator.

10.4. Withholding. The Administrator shall procure that the Company or Dollar U.K. shall withhold from any payments of benefits to the Participant and/or payment of other amounts under the Plan an amount equal to the obligation of any of the Company, the Administrator or Dollar U.K. to account for U.K. Pay As You Earn, U.K. National Insurance Contributions and any other taxes or social security payments under applicable law to any relevant tax authority, including H. M. Revenue & Customs, and the Participant hereby agrees that any of the Company, the Administrator or Dollar U.K. may deduct such tax payments from benefits hereunder or other amounts payable under the Plan.

10.5. Assumptions and Methodology. The Administrator shall establish the assumptions and method of calculation used in determining the present or future value of benefits, earnings, payments, fees, expenses or any other amounts required to be calculated under the terms of the Plan. The Administrator shall also establish reasonable procedures regarding the form and timing of installment payments.

10.6. Trust. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

ARTICLE 11

FSMA

11.1. U.K. Financial Promotion: This Plan document has been approved for the purposes of section 21 of FSMA by Blevins Franks Financial Mangement Limited (FSA reference 179731), Barbican House, 26-34 Old Street, London EC1V 9QQ, which is authorised and regulated by the FSA. Blevins Franks has confirmed that the documentation comprising the Plan is clear, fair and not misleading and complies with the U.K. financial promotion rules. Blevins Franks has also confirmed that it has no reason to doubt that the Company will deal with Participants in the U.K. in an honest and reliable way.

11.2. Risk Warnings: The Plan involves special risks related to its specific features and whose return depends on fluctuations in the financial markets outside of the Company’s control. Financial markets and investment values can fall as well as rise and there is a risk that the Participant will lose some or all of the capital invested. Past performance is no indicator of future performance. The enclosed factsheet about capital-at-risk products is from the FSA. The Participant acknowledges that he has carefully read this document. All payments credited to the notional accounts will be credited in U.S. Dollars, however the benefits under the Plan will be paid in Pounds Sterling based on an exchange rate determined by the Administrator which may not always be favourable to the Participant. Other risks are identified, in particular, at Sections 3.5 and 10.2 above.

11.3 Investment Advice. None of the Company, Dollar U.K. nor the Administrator shall or will give any investment advice (as defined in FSMA) in relation to the Participant’s investment elections or generally in relation to this Plan. It is strongly recommended that the Participant seek specialist independent financial advice regarding the suitability of the Plan.

11.4 Loss of Consumer Protection: Importantly, the financial regulatory rules made under FSMA for the protection of customers do not apply. The Participant will accordingly not have the protection of, in particular, the FSA’s client money rules, the FSA’s rules on the disclosure of charges, remuneration/commission, any U.K. rules concerning the sale of investments and will not have access to the UK Financial Ombudsman Service. The FSMA compensation scheme will also not be available.

ARTICLE 12

Miscellaneous

12.1. Successors of the Company. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

12.2. Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company, Dollar U.K. or any other subsidiary of the Company.

12.3. Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

12.4. Captions. The captions of the articles, paragraphs and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

12.5. Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

12.6. Waiver of Breach. The waiver by the Company of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.

12.7. Notice. Any notice or filing required or permitted to be given to the Company, Dollar U.K. or the Participant under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company or Dollar U.K., to the principal office of the Company, directed to the attention of the Administrator, or to the principal office of Dollar U.K., directed to the attention of the Secretary, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrator.

12.8. Inability to Locate Participant or Beneficiary. It is the responsibility of the Participant to apprise the Administrator of any change in address of the Participant or Beneficiary. In the event that the Administrator is unable to locate the Participant or Beneficiary for a period of three (3) years, the Participant’s Account shall be forfeited to the Company.

12.9. Errors in Benefit Statement or Distributions. In the event an error is made in a benefit statement, such error shall be corrected on the next benefit statement following the date such error is discovered. In the event of an error in a distribution, the Participant’s notional Account shall, immediately upon the discovery of such error, be adjusted to reflect such under or over payment and, if possible, the next distribution shall be adjusted upward or downward to correct such prior error. If the remaining balance of the Participant’s notional Account is insufficient to cover an erroneous overpayment, the Company may, at its discretion, offset other amounts payable to the Participant from the Company to recoup the amount of such overpayment(s).

12.10. Applicable Law. This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania and the parties hereto hereby submit to the non-exclusive jurisdiction of the State and Federal courts thereof.

The undersigned Participant acknowledges and accepts the terms of the Plan as specified above and, in particular, acknowledges and accepts the information of Article 11 regarding the loss of protection under FSMA.

Participant:	—
(Name)
Date: